Exhibit 4.2

NOTE AND WARRANT PURCHASE AGREEMENT

by and among

Genoil Inc., as Issuer and Seller

and

the parties named herein, as Purchasers

with respect to Seller’s

Convertible Promissory Notes and Warrants to Purchase Common Shares

December 23, 2004

Table of Exhibits and Schedules

Exhibit A	Form of Convertible Promissory Note

Exhibit B	Form of Common Shares Purchase Warrant

Exhibit C	Form of Opinion of Seller’s Counsel

Exhibit D	Form of Subscription Notice

Exhibit E	Form of Transfer Notice

Schedule 1	Purchasers and Principal Amount of Notes and Number of Warrants

Schedule 2	Disclosure Schedules

     THIS NOTE AND WARRANT PURCHASE AGREEMENT (the “Agreement”) dated as of December 23, 2004, by and among Genoil Inc., a corporation governed by the Canada Business Corporations Act (the “Seller”), and each of the persons listed on Schedule 1 hereto (each is individually referred to as a “Purchaser” and collectively, the “Purchasers”).

RECITALS:

     WHEREAS, each of the Purchasers is willing to purchase from the Seller, and the Seller desires to sell to the Purchasers, up to an aggregate of Cdn.$5,638,220 million in principal amount of its Convertible Promissory Notes due December 23, 2014 (the “Notes”), convertible into Common Shares (the “Note Conversion Shares”) and Common Share Purchase Warrants in respect of 3,203,534 Common Shares (the “Warrants”) entitling the holders thereof to purchase Common Shares of the Seller (the “Warrant Shares”), as more fully set forth herein.

     NOW THEREFORE, in consideration of the mutual promises and representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I — PURCHASE AND SALE

     1.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 2.2), the Seller will sell and each of the Purchasers will purchase the Notes in the principal amounts and the Warrants in respect of the specified number of Warrant Shares as set forth on Schedule 1.

     1.2 Terms of the Notes and Warrants. The terms and provisions of the Notes are set forth in the Form of Convertible Promissory Note attached hereto as Exhibit A. The terms and provisions of the Warrants are more fully set forth in the form of Common Share Purchase Warrant, attached hereto as Exhibit B.

     1.3 Transfers; Legends.

     (a) (i) Except as required by applicable securities laws in Canada and the securities law of any other country, state or other jurisdictions, the Notes, the Note Conversion Shares, the Warrants, and Warrant Shares (collectively, the “Securities”) may be transferred, in whole or in part, by any of the Purchasers at any time. In the case of Notes, a transfer may be effected by delivering written transfer instructions to the Seller, and the Seller shall reflect such transfer on its books and records and reissue certificates evidencing the Notes upon surrender of certificates evidencing the Notes being transferred. Any such transfer shall be made by a Purchaser in accordance with applicable law. Any transferee shall agree to be bound by the terms of this Agreement. The Seller shall reissue certificates evidencing the Securities upon surrender of certificates evidencing the Securities being transferred in accordance with this Section 1.3(a).

          (ii) In connection with any transfer of Securities other than pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or to the Seller, the Seller may require the transferor thereof to furnish to the Seller an opinion of counsel selected by the transferor, such counsel and the form and substance of which opinion shall be reasonably satisfactory to the Seller and Seller’s counsel, to the effect that such transfer does not require registration under the Securities Act; provided, however, that in the case of a transfer pursuant to Rule 144 under the Securities Act, no opinion shall be required if the transferor provides the Seller with a customary seller’s representation letter, and if such sale is not pursuant to subsection (k) of Rule 144, a customary broker’s representation letter and Form 144. Notwithstanding the foregoing, the Seller hereby consents to and agrees to register on the books of the Seller and with any transfer agent for the securities of the Seller, without any such legal opinion, any transfer of Securities by a Purchaser to an Affiliate of such Purchaser, provided that the transferee certifies to the Seller that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act and that it is acquiring the Securities solely for investment purposes (subject to the qualifications hereof) and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part in violation of the Securities Act.

          (iii) An “Affiliate” means any Person (as such term is defined below) that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Purchaser will be deemed to be an Affiliate of such Purchaser. A “Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision of any thereof) or other entity of any kind.

     (b) The certificates representing the Notes, Note Conversion Shares or Warrants shall bear the following legends:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE APRIL 24, 2005.

THE SHARES REPRESENTED BY, OR ISSUABLE UPON CONVERSION OR EXERCISE OF SECURITIES EVIDENCED BY, THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH REGISTRATION IS NOT REQUIRED.”

ARTICLE II — PURCHASE PRICE AND CLOSING

     2.1 Purchase Price. The aggregate purchase price (the “Purchase Price”) to be paid by the Purchasers to the Seller to acquire the Notes and the Warrants at the Closing shall be the total of the amounts payable by each Purchaser, respectively, set forth beside the name of each Purchaser on Schedule 1 hereto. The parties covenant and agree that the Purchase price shall be allocated as follows: the aggregate fair market value of the Warrants on issue is Cdn.$0.15 per underlying Warrant Share, for an aggregate issue price of Cdn.$480,530.10 and the aggregate fair market value of the Notes (in the aggregate principal amount of Cdn.$5,638,220) on issuance is Cdn.$5,157,689.90 (yielding a discount on issue of Cdn.$480,530.10). The parties agree to prepare and file their respective income tax and other governmental and regulatory filings on a basis consistent with the foregoing and to notify each other in the event that any applicable governmental or regulatory authority were to challenge such purchase price allocation.

     2.2 The Closing. The closing of the transactions contemplated under this Agreement (the “Closing”) will take place as promptly as practicable, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Article 6.1(a) and (b) and 6.2(a) (other than those conditions which by their terms are not to be satisfied or waived until the Closing), at the offices of Ogilvy Renault, 200 Bay Street, Suite 3800, Toronto, Ontario. The date on which the Closing occurs is the “Closing Date.”

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Purchasers as follows and shall be deemed to have represented to the Purchasers on the Closing Date that:

     3.1 Corporate Existence and Power; Subsidiaries. The Seller and its Subsidiaries are corporations duly incorporated, validly existing and in good standing under the laws of the jurisdictions in which they are incorporated, and have all corporate powers required to carry on their business as now conducted. The Seller and its Subsidiaries are duly qualified to do business as a foreign corporation and are in good standing in each jurisdiction where the character of the property owned or leased by them or the nature of their activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the Seller or any of its Subsidiaries. For purposes of this Agreement, the term “Material Adverse Effect” means, with respect to any person or entity, a material adverse effect on its and its Subsidiaries’ condition (financial or otherwise), business, properties, assets, liabilities (including contingent liabilities), results of operations or current prospects, taken as a whole. True and complete copies of the Seller’s Articles of Incorporation, as amended (the “Articles”), and Bylaws, as amended (the “Bylaws”), as currently in effect and as will be in effect on the Closing Date (collectively, the “Articles and Bylaws”), have previously been provided to the Purchasers. For purposes of this Agreement, the term “Subsidiary” or “Subsidiaries” means, with respect to any entity, any corporation or other organization of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such entity or of which such entity is a partner or is, directly or indirectly, the beneficial owner of 50% or more of any class of equity securities or equivalent profit participation interests. The Seller has no Subsidiaries other than Velox Corporation, which is approximately 50% owned by the Seller..

     3.2 Corporate Authorization. The execution, delivery and performance by the Seller of this Agreement, the Notes, the Warrants and each of the other documents executed pursuant to and in connection with this Agreement (collectively, the “Related Documents”), and the consummation of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Notes and the Warrants and the subsequent issuance of the Note Conversion Shares upon conversion of the principal amounts of the Notes and the Warrant Shares upon exercise of the Warrants) have been duly authorized, and no additional corporate or

Shareholder action is required for the approval thereof. The Note Conversion Shares, and the Warrant Shares have been duly reserved for issuance by the Seller. This Agreement and the Related Documents have been or, to the extent contemplated hereby or by the Related Documents, will be duly executed and delivered and constitute the legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with their terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors, and except as enforceability of its obligations hereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.3 Charter, Bylaws and Corporate Records. The minute books of the Seller and its Subsidiaries contain complete and accurate records of all meetings and other corporate actions of the board of directors, committees of the board of directors, incorporators and Shareholders of the Seller and its Subsidiaries to the date hereof. All material corporate decisions and actions have been validly made or taken. All corporate books, including without limitation the share transfer register, comply with applicable laws and regulations and have been regularly updated. Such books fully and correctly reflect all the decisions of the Shareholders.

     3.4 Governmental Authorization. Except as otherwise specifically contemplated in this Agreement and the Related Documents, and except for: (i) the filings referenced in Section 5.11; (ii) the filing of a report of trade on Form 45-103F4 within 10 days of closing; (iii) the application(s) to each trading market for the listing of the Note Conversion Shares and the Warrant Shares for trading thereon; and (iv) any other filings required under provincial or United States federal or state securities laws that are permitted to be made after the date hereof, the execution, delivery and performance by the Seller of this Agreement and the Related Documents, and the consummation of the transactions contemplated hereby and thereby (including, but not limited to, the sale and delivery of the Notes and the Warrants and the subsequent issuance of the Note Conversion Shares and Warrant Shares) by the Seller require no action (including, without limitation, Shareholder approval) by or in respect of, or filing with, any governmental or regulatory body, agency, official or authority (including, without limitation, the TSX Venture Exchange).

     3.5 Non-Contravention. The execution, delivery and performance by the Seller of this Agreement and the Related Documents, and the consummation by the Seller of the transactions contemplated hereby and thereby (including the issuance of the Note Conversion Shares and Warrant Shares) do not and will not (a) contravene or conflict with the Articles (as amended by the Articles of Amendment) and Bylaws of the Seller and its Subsidiaries or any material agreement to which the Seller is a party or by which it is bound; (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Seller or its Subsidiaries; (c) constitute a default (or would constitute a default with notice or lapse of time or both) under or give rise to a right of termination, cancellation or acceleration or loss of any benefit under any material agreement, contract or other instrument binding upon the Seller or its Subsidiaries or under any material license, franchise, permit or other similar authorization held by the Seller or its Subsidiaries; or (d) result in the creation or imposition of any Lien (as defined below) on any asset of the Seller or its Subsidiaries. For purposes of this Agreement, the term “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, claim or encumbrance of any kind in respect of such asset.

     3.6 SEC and CSA Documents. The Seller is obligated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to file reports pursuant to Sections 13 or 15(d) thereof and the Seller is obligated, as a reporting issuer under applicable Canadian provincial securities laws, regulations, Rules and similar Instruments (“Canadian Requirements”) to file continuous disclosure materials with the securities administrators in those provinces and territories in which it is a reporting issuer (all such reports filed or required to be filed by the Seller, including all exhibits thereto or incorporated therein by reference, and all documents filed by the Seller under the Securities Act or under the Canadian Requirements are hereinafter called the “Securities Filings”). The Seller has filed all reports or other documents required to be filed under the Exchange Act and the Canadian requirements. All Securities Filings filed by the Seller (i) were prepared in all material respects in accordance with the requirements of the Exchange Act and the Canadian requirements and (ii) did not at the time they were filed (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Seller has previously delivered, or made available through its SEDAR and EDGAR filings, to the Purchaser a correct and complete copy of each report which the Seller filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) under the Exchange Act or with the Canadian Securities Administrators for any period (including interim periods and including material event disclosure) ending on or after December 31, 2003 (the “Recent Reports”). None of the information about the Seller or any of its Subsidiaries which has been disclosed to the Purchasers herein or in the course of discussions and negotiations with respect hereto that is not disclosed in the Recent Reports is or was required to be so disclosed, and no material non-public information has been disclosed to the Purchasers.

     3.7 Financial Statements. Each of the Seller’s (i) audited consolidated balance sheet as of December 31, 2003, and the related consolidated statements of operations, cash flows and changes in Shareholders’ equity (including the related notes) for the 2003 fiscal year and (ii) the Seller’s unaudited consolidated balance sheets and related consolidated statements of operations and cash flows as of and for the three month periods ended March 31, 2004, June 30, 2004 and September 30, 2004 as contained in the Recent Reports (both of (i) and (ii), collectively, the “Seller’s Financial Statements” or the “Financial Statements”) (x) present fairly in all material respects the financial position of the Seller and its Subsidiaries on a consolidated basis as of the dates thereof and the results of operations, cash flows and Shareholders’ equity as of and for each of the periods then ended, except that the unaudited financial statements are subject to normal year-end adjustments, and (y) were prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, in each case, except as otherwise indicated in the notes thereto.

     3.8 Compliance with Law. The Seller and its Subsidiaries are in compliance and have conducted their business so as to comply with all laws, rules and regulations, judgments, decrees or orders of any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, domestic or foreign, applicable to their operations, the violation of which would cause a Material Adverse Affect. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration), including any such actions relating to affirmative action claims or claims of discrimination, against the Seller or its Subsidiaries or against any of their properties or businesses.

     3.9 No Defaults. The Seller and its Subsidiaries are not, nor have they received notice that they would be with the passage of time, giving of notice, or both, (i) in violation of any provision of their Articles and Bylaws or (ii) in default or violation of any term, condition or provision of (A) any judgment, decree, order, injunction or stipulation applicable to the Seller or its Subsidiaries or (B) any material agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license to which the Seller or its Subsidiaries are a party or by which the Seller or its Subsidiaries or their properties or assets may be bound, and no circumstances exist which would entitle any party to any material agreement, note, mortgage, indenture, contract, lease or instrument to which such Seller or its Subsidiaries are a party, to terminate such as a result of such Seller or its Subsidiaries, having failed to meet any material provision thereof including, but not limited to, meeting any applicable milestone under any material agreement or contract; except in the case of clause (ii) as would not have a Material Adverse Effect on the Seller or any of its Subsidiaries or any material adverse effect on the transactions contemplated by this Agreement or by any of the Related Documents.

     3.10 Litigation. Except as disclosed in the Recent Reports or on Schedule 3.10, there is no action, suit, proceeding, judgment, claim or investigation pending or, to the best knowledge of the Seller, threatened against the Seller and its Subsidiaries which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller or its Subsidiaries or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby, and there is no basis for the assertion of any of the foregoing.

     3.11 Absence of Certain Changes. Since December 31, 2003, the Seller has conducted its business only in the ordinary course and there has not occurred, except as set forth in the Recent Reports or any exhibit thereto or incorporated by reference therein:

     (a) Any event that could reasonably be expected to have a Material Adverse Effect on the Seller or any of its Subsidiaries;

     (b) Any amendments or changes in the Articles or Bylaws of the Seller and its Subsidiaries, other than on account of the filing of the Articles of Amendment;

     (c) Any damage, destruction or loss, whether or not covered by insurance, that would, individually or in the aggregate, have or would be reasonably likely to have, a Material Adverse Effect on the Seller and its Subsidiaries;

     (d) Except as set forth on Schedule 3.11(d), any

     (i) incurrence, assumption or guarantee by the Seller or its Subsidiaries of any debt for borrowed money other than for equipment leases;

     (ii) issuance or sale of any securities convertible into or exchangeable for securities of the Seller including to directors, employees and consultants pursuant to existing equity compensation or share purchase plans of the Seller;

     (iii) issuance or sale of options or other rights to acquire from the Seller or its Subsidiaries, directly or indirectly, securities of the Seller or any securities convertible into or exchangeable for any such securities, including options issued to directors, employees and consultants in the ordinary course of business in accordance with past practice;

     (iv) issuance or sale of any shares, bonds or other corporate security;

     (v) discharge or satisfaction of any material Lien, other than current liabilities incurred since December 31, 2003 in the ordinary course of business;

     (vi) declaration or making any payment or distribution to Shareholders or purchase or redemption of any share in its capital or other security;

     (vii) sale, assignment or transfer of any of its intangible assets except in the ordinary course of business, or cancellation of any debt or claim except in the ordinary course of business;

     (viii) waiver of any right of substantial value whether or not in the ordinary course of business;

     (ix) material change in officer compensation except in the ordinary course of business and consistent with past practices; or

     (x) other commitment (contingent or otherwise) to do any of the foregoing.

     (e) Except as set forth on Schedule 3.11(e), any creation, sufferance or assumption by the Seller or any of its Subsidiaries of any Lien on any asset (other than Liens in connection with equipment leases) or any making of any loan, advance or capital contribution to or investment in any Person in an aggregate amount which exceeds $25,000 outstanding at any time;

     (f) Any entry into, amendment of, relinquishment, termination or non-renewal by the Seller or its Subsidiaries of any material contract, license, lease, transaction, commitment or other right or obligation, other than in the ordinary course of business; or

     (g) Any transfer or grant of a right with respect to the trademarks, trade names, service marks, trade secrets, copyrights or other intellectual property rights owned or licensed by the Seller or its Subsidiaries, except as among the Seller and its Subsidiaries.

     3.12 No Undisclosed Liabilities. Except as set forth in the Recent Reports, and except for liabilities and obligations incurred in the ordinary course of business since December 31, 2003, as of the date hereof, (i) the Seller and its Subsidiaries do not have any material liabilities or obligations (absolute, accrued, contingent or otherwise) which, and (ii) there has not been any aspect of the prior or current conduct of the business of the Seller or its Subsidiaries which may form the basis for any material claim by any third party which if asserted could result in any such material liabilities or obligations which, are not fully reflected, reserved against or disclosed in the balance sheet of the Seller as at December 31, 2003.

     3.13 Taxes. All tax returns and tax reports required to be filed with respect to the income, operations, business or assets of the Seller and its Subsidiaries have been timely filed (or appropriate extensions have been obtained) (save for Canadian federal and provincial income tax returns due for the year ended December 31, 2004, which will be timely filed) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and all of the foregoing as filed are correct and complete and, in all material respects, reflect accurately all liability for taxes of the Seller and its Subsidiaries for the periods to which such returns relate, and all amounts shown as owing thereon have been paid. All income, capital, profits, franchise, sales, use, goods and services, value added, health, occupancy, property, excise, payroll, withholding, and other taxes, levies and premiums (including interest and penalties), if any, collectible or payable by the Seller and its Subsidiaries or relating to or chargeable against any of its material assets, revenues or income or relating to any employee, independent contractor, creditor, Shareholder or other third party through the Closing Date, were fully collected and paid by such date if due by such date or provided for by adequate reserves in the Financial Statements as of and for the periods ended December 31, 2003 (other than taxes accruing after such date) and all similar items due through the Closing Date will have been fully paid by that date or provided for by adequate reserves, whether or not any such taxes were reported or reflected in any tax returns or filings. The Canadian federal and provincial income tax liability of the Seller and its Subsidiaries has been assessed for all fiscal years up to and including its fiscal year ended on December 31, 2003. No taxation authority has sought to audit or investigate the records of the Seller or any of its Subsidiaries for the purpose of verifying or disputing any tax returns, reports or related information and disclosures provided to such taxation authority, or for the Seller’s or any of its Subsidiaries’ alleged failure to provide any such tax returns, reports or related information and disclosure. No material claims or deficiencies have been asserted against or inquiries raised with the Seller or any of its Subsidiaries with respect to any taxes or other governmental charges or levies which have not been paid or otherwise satisfied, including claims that, or inquiries whether, the Seller or any of its Subsidiaries has not filed a tax return that it was required to file, and, to the best of the Seller’s knowledge, there exists no reasonable basis for the making of any such claims or inquiries. Neither the Seller nor any of its Subsidiaries has waived any restrictions on assessment or collection of taxes or consented to the extension of any statute of limitations relating to taxation. There are no liens for any taxes upon any assets of the Seller or its Subsidiaries.

     3.14 Interests of Officers, Directors and Other Affiliates. The description of any interest held, directly or indirectly, by any officer, director or other Affiliate of the Seller or its Subsidiaries (other than the interests of the Seller and its Subsidiaries in such assets) in any property, real or personal, tangible or intangible, used in or pertaining to Seller’s business, including any interest in the Intellectual Property (as defined in Section 3.15 hereof), as set forth in the Recent Reports, is true and complete, and no officer, director or other Affiliate of the Seller or its Subsidiaries has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Seller’s business, including the Seller’s Intellectual Property, other than as set forth in the Recent Reports.

     3.15 Intellectual Property. Other than as set forth in the Recent Reports:

     (a) the Seller or a Subsidiary thereof has the right to use or is the sole and exclusive owner of all right, title and interest in and to all foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, used or controlled by the Seller and its Subsidiaries (collectively, the “Rights”) and in and to each material invention, software, trade secret, technology, product, composition, formula, method of process used by the Seller or its Subsidiaries (the Rights and such other items, the “Intellectual Property”), and, to the Seller’s knowledge, has the right to use the same, free and clear of any claim or conflict with the rights of others;

     (b) no royalties or fees (license or otherwise) are payable by the Seller or its Subsidiaries to any Person by reason of the ownership or use of any of the Intellectual Property except as set forth on Schedule 3.15;

     (c) there have been no claims made against the Seller or its Subsidiaries asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property, and, to its knowledge, there are no reasonable grounds for any such claims;

     (d) neither the Seller nor its Subsidiaries have made any claim of any violation or infringement by others of its rights in the Intellectual Property, and to the best of the Seller’s knowledge, no reasonable grounds for such claims exist; and

     (e) neither the Seller nor its Subsidiaries have received notice that it is in conflict with or infringing upon the asserted rights of others in connection with the Intellectual Property.

     3.16 Restrictions on Business Activities. Other than as set forth in the Recent Reports, there is no agreement, judgment, injunction, order or decree binding upon the Seller or its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Seller or its Subsidiaries, any acquisition of property by the Seller or its Subsidiaries or the conduct of business by the Seller or its Subsidiaries as currently conducted or as currently proposed to be conducted by the Seller.

     3.17 Preemptive Rights. Except as set forth in Schedule 3.17, none of the shareholders of the Seller possess any preemptive rights in respect of the Notes, the Note Conversion Shares or the Warrant Shares to be issued to the Purchasers upon conversion of the Notes or exercise of the Warrants, as applicable.

     3.18 Insurance. The insurance policies providing insurance coverage to the Seller or its Subsidiaries are adequate for the business conducted by the Seller and its Subsidiaries and are sufficient for compliance by the Seller and its Subsidiaries with all requirements of law and all material agreements to which the Seller or its Subsidiaries are a party or by which any of their assets are bound. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Seller and its Subsidiaries have complied with all material terms and conditions of such policies, including premium payments. None of the insurance carriers has indicated to the Seller or its Subsidiaries an intention to cancel any such policy.

     3.19 Subsidiaries and Investments. Except as set forth in the Recent Reports or on Schedule 3.19, the Seller has no Subsidiaries or Investments. For purposes of this Agreement, the term “Investments” shall mean, with respect to any Person, all advances, loans or extensions of credit to any other Person, all purchases or commitments to purchase any shares, bonds, notes, debentures or other securities of any other Person, and any other investment in any other Person, including partnerships or joint ventures (whether by capital contribution or otherwise) or other similar arrangement (whether written or oral) with any Person, including but not limited to arrangements in which (i) the Person shares profits and losses, (ii) any such other Person has the right to obligate or bind the Person to any third party, or (iii) the Person may be wholly or partially liable for the debts or obligations of such partnership, joint venture or other arrangement.

     3.20 Capitalization. (a) The authorized capital of the Seller consists solely of an unlimited number of Common Shares, of which 180,814,029 shares are issued and outstanding as of the date hereof.

     (b) All shares of the Seller’s issued and outstanding capital have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable. No securities issued by the Seller from the date of its incorporation to the date hereof were issued in violation of any statutory or common law preemptive rights. There are no dividends which have accrued or been declared but are unpaid on the Common Shares of the Seller or any other securities of Seller. All taxes required to be paid by Seller in connection with the issuance and any transfers of the Seller’s share capital have been paid. All permits or authorizations required to be obtained from or registrations required to be effected with any Person in connection with any and all issuances of securities of the Seller from the date of the Seller’s incorporation to the date hereof have been obtained or effected, and all securities of the Seller have been issued and are held in accordance with the provisions of all applicable securities or other laws.

     3.21 Options, Warrants, Rights. Except as set forth on Schedule 3.21, there are no outstanding (a) securities, notes or instruments convertible into or exercisable for any of the Common Shares or other equity securities or other equity interests of the Seller or its Subsidiaries; (b) options, warrants, subscriptions or other rights to acquire Common Shares or other equity securities or equity interests of the Seller or its Subsidiaries; or (c) commitments, agreements or understandings of any kind, including employee benefit arrangements, relating to the issuance or repurchase by the Seller or its Subsidiaries of any Common Shares or other equity securities or equity interests of the Seller or its Subsidiaries, any such securities or instruments convertible or exercisable for securities or any such options, warrants or rights. Other than the rights of the Purchasers under the Notes and the Warrants, and except as set forth on Schedule 3.21, neither the Seller nor the Subsidiaries have granted anti-dilution rights to any person or entity in connection with any outstanding option, warrant, subscription or any other instrument convertible or exercisable for the securities of the Seller or any of its Subsidiaries. There are no outstanding rights which permit the holder thereof to cause the Seller or the Subsidiaries to file a prospectus or registration statement under Canadian securities laws or the United States Securities Act or which permit the holder thereof to include securities of the Seller or any of its Subsidiaries in a prospectus or registration statement filed by the Seller or any of its Subsidiaries under the Securities Act, and there are no outstanding agreements or other commitments which otherwise relate to the qualification for distribution or registration of any securities of the Seller or any of its Subsidiaries for sale or distribution in any jurisdiction, except as set forth on Schedule 3.21.

     3.22 Employees, Employment Agreements and Employee Benefit Plans. Except as set forth in the Recent Reports or on Schedule 3.22, there are no employment, consulting, severance or indemnification arrangements, agreements, or understandings between the Seller and any officer, director, consultant or employee of the Seller or its Subsidiaries (the “Employment Agreements”). No Employment Agreement provides for the acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments, or other contingent obligations of any nature whatsoever of the Seller or its Subsidiaries in favor of any such parties in connection with the transactions contemplated by this Agreement. Except as disclosed in the Recent Reports or on Schedule 3.22, the terms of employment or engagement of all directors, officers, employees, agents, consultants and professional advisors of the Seller and its Subsidiaries are such that their employment or engagement may be terminated upon notice given in accordance with applicable statutory requirements without liability for payment of compensation or damages and the Seller and its Subsidiaries have not entered into any agreement or arrangement for the management of their business or any part thereof other than with their directors or employees.

     3.23 Absence of Certain Business Practices. Neither the Seller, nor any Affiliate of the Seller, nor to the knowledge of the Seller, any agent or employee of the Seller, any other Person acting on behalf of or associated with the Seller, or any individual related to any of the foregoing Persons, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other Person with whom the Seller has done business directly or indirectly; or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other Person who is or may be in a position to help or hinder the business of the Seller (or assist the Seller in connection with any actual or proposed transaction) which (i) may subject the Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the Seller or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of the Seller or subject the Seller to suit or penalty in any private or governmental litigation or proceeding.

     3.24 Environmental Matters. Except as described in the Recent Reports or on Schedule 3.24, none of the premises or any properties owned, occupied or leased by the Seller or its Subsidiaries (the “Premises”) has been used by the Seller or the Subsidiaries or, to the Seller’s knowledge, by any other Person, to manufacture, treat, store, or dispose of any substance that has been designated to be a “hazardous substance” under applicable Environmental Laws (hereinafter defined) (“Hazardous Substances”) in violation of any applicable Environmental Laws. To its knowledge, the Seller and its Subsidiaries have not disposed of, discharged, emitted or released any Hazardous Substances which would require, under applicable Environmental Laws, remediation, investigation or similar response activity. No Hazardous Substances are present as a result of the actions of the Seller or its Subsidiaries or, to the Seller’s knowledge, any other Person, in, on or under the Premises which would give rise to any liability or clean-up obligations of the Seller or its Subsidiaries under applicable Environmental Laws.

The Seller and, to the Seller’s knowledge, any other Person for whose conduct it may be responsible pursuant to an agreement or by operation of law, are in compliance with all laws, regulations and other Canadian or foreign federal, provincial, state or local governmental requirements, and all applicable judgments, orders, writs, notices, decrees, permits, licenses, approvals, consents or injunctions in effect on the date of this Agreement relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any Hazardous Substance (the “Environmental Laws”). Neither the Seller nor, to the Seller’s knowledge, any other Person for whose conduct it may be responsible pursuant to an agreement or by operation of law has received any written complaint, notice, order, or citation of any actual, threatened or alleged noncompliance with any of the Environmental Laws, and there is no proceeding, suit or investigation pending or, to the Seller’s knowledge, threatened against the Seller or, to the Seller’s knowledge, any such Person with respect to any violation or alleged violation of the Environmental Laws, and, to the knowledge of the Seller, there is no basis for the institution of any such proceeding, suit or investigation.

     3.25 Licenses; Compliance With Regulatory Requirements. Except as disclosed in the Recent Reports, the Seller holds all material authorizations, consents, approvals, franchises, licenses and permits required under applicable law or regulation for the operation of the business of the Seller and its Subsidiaries as presently operated (the “Governmental Authorizations”). All the Governmental Authorizations have been duly issued or obtained and are in full force and effect, and the Seller and its Subsidiaries are in material compliance with the terms of all the Governmental Authorizations. The Seller and its Subsidiaries have not engaged in any activity that, to their knowledge, would cause revocation or suspension of any such Governmental Authorizations. The Seller has no knowledge of any facts which would cause the Seller to believe that the Governmental Authorizations will not be renewed by the appropriate governmental authorities in the ordinary course. Neither the execution, delivery nor performance of this Agreement shall adversely affect the status of any of the Governmental Authorizations.

     3.26 Brokers. Except as set forth on Schedule 3.26, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement, based upon any arrangement made by or on behalf of the Seller, which would make any Purchaser liable for any fees or commissions.

     3.27 Securities Laws. Neither the Seller nor its Subsidiaries nor any agent acting on behalf of the Seller or its Subsidiaries has taken or will take any action which might cause this Agreement or the Notes or the Warrants to violate the provisions of applicable Canadian securities laws, rules and regulations, the United States Securities Act or the Exchange Act and all applicable state securities or “blue sky” laws or any rules or regulations promulgated thereunder, as in effect on the Closing Date. Assuming that all of the representations and warranties of the Purchasers set forth in Article IV are true, all offers and sales of Common Shares, equity and debt securities and notes of the Seller were conducted and completed in compliance with all such securities laws. All shares and other securities issued by the Seller and its Subsidiaries prior to the date hereof have been issued in transactions that were either duly qualified or registered offerings or were exempt from the prospectus and registration requirements under applicable Canadian securities laws, rules and regulations, the United States Securities Act or the Exchange Act and all applicable state securities or “blue sky” laws or any rules or regulations promulgated thereunder and in compliance with all applicable corporate laws.

     3.28 Disclosure. No representation or warranty made by or on behalf of the Seller in this Agreement, nor in any document, written information, financial statement, certificate, schedule or exhibit prepared and furnished by the Seller or the representatives of the Seller pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

     3.29 Poison Pill. The Seller and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Seller’s Articles of Incorporation (or similar charter documents) or the laws of its jurisdiction of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Seller fulfilling their obligations or exercising their rights under this Agreement and the Related Documents, including without limitation the Seller’s issuance of the Securities and the Purchasers’ ownership of the Securities.

     3.30 Status as a Listed Company. The Seller is a Tier 1 listed company on the TSX Venture Exchange and is in good standing with respect to such exchange and in compliance with its listing agreement with such exchange.

ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     Each Purchaser, for itself only, hereby severally and not jointly, represents and warrants to the Seller as follows:

     4.1 Existence and Power. The Purchaser, if not a natural person, is duly organized, validly existing and in good standing under the laws of the jurisdiction of such Purchaser’s organization. Such Purchaser has all powers required to bind it to the representations, warranties and covenants set forth herein.

     4.2 Authorization. The execution, delivery and performance by the Purchaser of this Agreement, the Related Documents to which such Purchaser is a party, and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized, and no additional action is required for the approval of this Agreement or the Related Documents. This Agreement and the Related Documents to which the Purchaser is a party have been or, to the extent contemplated hereby, will be duly executed and delivered and constitute valid and binding agreements of the Purchaser, enforceable against such Purchaser in accordance with their terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors and except that enforceability of their obligations thereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.3 Investment. The Purchaser is acquiring the securities described herein for its own account and not with a view to, or for sale in connection with, any distribution thereof, nor with the intention of distributing or reselling the same, provided, however, that by making the representation herein, the Purchaser does not agree to hold any of the securities for any minimum or other specific term and reserves the right to dispose of the securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. The Purchaser is aware that none of the securities has been qualified by prospectus for distribution in Canada or registered under the United States Securities Act or under applicable state securities or blue sky laws. The Purchaser is an “Accredited Investor” as such term is defined in each of Ontario Securities Commission Rule 45-501, CSA Multilateral Instrument 45-103 and Rule 501 of Regulation D, as promulgated under the Securities Act. The Purchaser is not, and is not required to be, registered as a broker-dealer under Section 15 of the Exchange Act.

     4.4 Reliance on Exemptions. The Purchaser understands that the Notes and the Warrants are being offered and sold to such Purchaser in reliance upon specific exemptions from the prospectus and registration requirements of Canada and of the United States federal and state securities laws and that the Seller is relying upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the securities.

     4.5 Experience of the Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the securities and, at the present time, is able to afford a complete loss of such investment.

     4.6 General Solicitation. The Purchaser is not purchasing the securities as a result of any advertisement, article, notice or other communication regarding the securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

ARTICLE V — COVENANTS OF THE SELLER AND PURCHASERS

     5.1 Insurance. The Seller and its Subsidiaries shall, from time to time upon the written request of the Purchasers, promptly furnish or cause to be furnished to the Purchasers evidence, in form and substance reasonably satisfactory to the Purchasers, of the maintenance of all insurance maintained by it for loss or damage by fire and other hazards, damage or injury to persons and property and under workmen’s compensation laws.

     5.2 Reporting Obligations. So long as any of the Notes, or Warrants are outstanding, and, with respect to Warrants so long as any Warrant has not been exercised and has not expired by its terms, the Seller shall furnish to the Purchasers, or any other persons who hold any of the Notes, or Warrants (provided that such subsequent holders give notice to the Seller that they hold Notes or Warrants and furnish their addresses) promptly upon their becoming available one copy of (A) each report, notice or proxy statement sent by the Seller to its Shareholders generally, and of each regular or periodic report (pursuant to applicable Canadian securities laws or the Exchange Act) and (B) any registration statement, prospectus or written communication pursuant to applicable Canadian securities laws or the United States Securities Act relating to the issuance or registration of Note Conversion Shares and the Warrant Shares and filed by the Seller with the Canadian Securities Administrators or the Commission or any securities market or exchange on which its equity shares are listed; provided, however, that the Seller shall have no obligation to deliver periodic reports (pursuant to applicable Canadian securities laws or the Exchange Act) under this Section 5.2 to the extent such reports are publicly available.

     The Purchasers are hereby authorized to deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of the Seller which may have been furnished to the Purchasers hereunder, to any regulatory body or agency having jurisdiction over the Purchasers or to any Person which shall, or shall have right or obligation to succeed to all or any part of the Purchasers’ interest in the Seller or this Agreement.

     5.3 Investigation. The representations, warranties, covenants and agreements set forth in this Agreement shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representations, warranties, covenants and agreements were made. Without limiting the generality of the foregoing, the inability or failure of the Purchasers to discover any breach, default or misrepresentation by the Seller under this Agreement or the Related Documents (including under any certificate furnished pursuant to this Agreement), notwithstanding the exercise by the Purchasers or other holders of the Notes or Warrants of their rights hereunder to conduct an investigation shall not in any way diminish any liability hereunder.

     5.4 Further Assurances. The Seller shall, at its cost and expense, upon written request of the Purchasers, duly execute and deliver, or cause to be duly executed and delivered, to the Purchasers such further instruments and do and cause to be done such further acts as may be necessary, advisable or proper, in the absolute discretion of the Purchasers, to carry out more effectually the provisions and purposes of this Agreement. The parties shall use their best efforts to timely satisfy each of the conditions described in Article VI of this Agreement.

     5.5 Use of Proceeds. The Seller covenants and agrees that the proceeds of the Purchase Price shall be used, at least to the extent of U.S.$4.1 million, for research, development and implementation of the Genoil refining process in respect of the Silver Eagle project, unless an alternative application of all or any portion or such amount is approved in advance in writing by Purchasers holding at least 50% of the principal amount of then outstanding Notes.

     5.6 Corporate Existence. So long as a Purchaser owns Notes, Warrants, Note Conversion Shares or Warrant Shares, the Seller shall preserve and maintain and cause its Subsidiaries to preserve and maintain their corporate existence and good standing in the jurisdiction of their incorporation and the rights, privileges and franchises of the Seller and its Subsidiaries (except, in each case, in the event of a merger or consolidation in which the Seller or its Subsidiaries, as applicable, is not the surviving entity) in each case where failure to so preserve or maintain could have a Material Adverse Effect on the financial condition, business or operations of the Seller and its Subsidiaries taken as a whole.

     5.7 Licenses. So long as a Purchaser owns Notes, Warrants, Note Conversion Shares or Warrant Shares, the Seller shall, and shall cause its Subsidiaries to, maintain at all times all material licenses or permits necessary to the conduct of its business and as required by any governmental agency or instrumentality thereof.

     5.8 Like Treatment of Purchasers and Holders. Neither the Seller nor any of its affiliates shall, directly or indirectly, pay or cause to be paid any consideration (immediate or contingent), whether by way of interest, fee, payment for redemption, conversion or exercise of the Notes, Warrants, or otherwise, to any Purchaser or holder of Notes or Warrants, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment to any terms or provisions of this Agreement or the Related Documents, unless such consideration is required to be paid to all Purchasers or holders of Notes, or Warrants bound by such consent, waiver or amendment. The Seller shall not, directly or indirectly, redeem any Notes, or Warrants unless such offer of redemption is made pro rata to all Purchasers or holders of Notes, and Warrants, as the case may be, on identical terms.

     5.9 Taxes and Claims. The Seller and its Subsidiaries shall duly pay and discharge (a) all material taxes, assessments and governmental charges upon or against the Seller or its properties or assets prior to the date on which penalties attach thereto, unless and to the extent that such taxes are being diligently contested in good faith and by appropriate proceedings, and appropriate reserves therefor have been established, and (b) all material lawful claims, whether for labor, materials, supplies, services or anything else which might or could, if unpaid, become a lien or charge upon the properties or assets of the Seller or its Subsidiaries unless and to the extent only that the same are being diligently contested in good faith and by appropriate proceedings and appropriate reserves therefor have been established.

     5.10 Perform Covenants. The Seller shall (a) make full and timely payment of any and all payments on the Notes and all other obligations of the Seller to the Purchasers in connection therewith, whether now existing or hereafter arising, and (b) duly comply with all the terms and covenants contained herein and in each of the instruments and documents given to the Purchasers in connection with or pursuant to this Agreement, all at the times and places and in the manner set forth herein or therein.

     5.11 Additional Covenants.

     (a) Except for transactions approved by a majority of the disinterested directors of the Board of Directors, neither the Seller nor any of its Subsidiaries shall enter into any transaction with any director, officer, employee or holder of more than 5% of the outstanding shares of any class or series of shares of the Seller or any of its Subsidiaries, member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or member of the family of any such person, is a director, officer, trustee, partner or holder of more than 5% of the outstanding capital thereof, with the exception of transactions which are consummated upon terms that are no less favorable than would be available if such transaction had been effected at arms-length, in the reasonable judgment of the Board of Directors.

     (b) The Seller shall timely prepare and file with the Canadian Securities Administrators pursuant to the Canadian Requirements Form 45-103F4 and shall timely prepare and file with the Securities and Exchange Commission the form of notice of the sale of securities pursuant to the requirements of Regulation D regarding the sale of the Notes under this

Agreement.

     (c) The Seller shall timely prepare and file such applications, consents to service of process (but not including a general consent to service of process) and similar documents and take such other steps and perform such further acts as shall be required by the state securities law requirements of each jurisdiction where a Purchaser resides as indicated on Schedule 1 with respect to the sale of the Notes under this Agreement.

     5.12 Securities Laws Disclosure; Publicity. The Seller shall (i) on or promptly after the Closing Date, issue a press release acceptable to North Sound Capital LLC disclosing the transactions contemplated hereby, and (ii) after the Closing Date, file with the Canadian Securities Administrators a material change report and with the Commission a Report on Form 6-K disclosing the transactions contemplated hereby. Except as provided in the preceding sentence, neither the Seller nor the Purchasers shall make any press release or other publicity about the terms of this Agreement or the transactions contemplated hereby without the prior approval of the other unless otherwise required by law or the rules of the applicable securities laws or the TSX Venture Exchange.

     5.15 Prohibition on Senior Securities. So long as at least 20% of the original aggregate principal amount of the Notes remains outstanding, except with the prior written consent of holders of at least 75% of the then outstanding principal amount of the Notes, the Seller shall not (and shall cause any subsidiary entity not to) effect, incur, issue, assume, guarantee or otherwise become obligated in respect of or implement: (i) Debt (as defined in the Notes); or (ii) security interests, liens, encumbrances, charges or similar third party rights (collectively, “Security”) in respect of all or any of its assets, except for Permitted Liens (as defined below); or (iii) the amendment of the Articles of the Seller to create or to permit the issuance of classes or series of shares ranking senior to, or pari passu with the Common Shares in terms of dividend rights, rights to the assets of the Seller on liquidation or winding-up, voting or any other material term.

     For the purposes of this Section 5.15, “Permitted Liens” means:

(i)	Security related solely to the debt owing as of the date hereof to ConocoPhillips Canada Resources Corp. (“ConocoPhillips”), provided that such Security is discharged and the related Debt (as defined in the Notes) settled, by January 31, 2005, substantially on the terms of that certain letter dated December 13, 2004 written by the Seller to ConocoPhillips, a copy of which has been provided to the initial Purchasers, provided that the monies raised to fund the retirement of such Debt and Security are, except for up to Cdn.$300,000 (which must be on the same terms but can be raised from related parties), raised in an Arm’s Length Financing (as defined below);

(ii)	The lien on certain stainless steel referred to in Schedule 3.11 hereto;

(iii)	Security on assets to secure debt incurred or assumed solely for the purpose of the Arm’s Length Financing (as defined below) of the acquisition, construction, development or improvement of such asset incurred contemporaneously with or formally committed to within 30 days of such acquisition or the commencement of such construction, development or improvement;

(iv)	The creation, issuance or assumption of Security in favour of a bank, trust company or other financial institution solely in respect of indebtedness and obligations of the Seller or its subsidiaries; and

(v)	The extension, renewal, refunding or replacement of any Security on assets of the Seller or its subsidiaries contemplated by paragraphs (ii) (iii) or (iv), in each case not exceeding the amount so secured immediately prior to such extension, renewal, refunding or replacement.

     For the purposes of this Section 5.15, “Arm’s Length Financing” means an equity financing on normal commercial terms raised from persons acting at “arm’s length” with the Seller within the meaning given to such term in the Income Tax Act (Canada).

ARTICLE VI — CONDITIONS TO CLOSING

     6.1 Conditions to Obligations of Purchasers to Effect the Closing. The obligations of a Purchaser to effect the Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing, of each of the following conditions, any of which may be waived, in writing, by a Purchaser:

     (a) The Seller shall deliver or cause to be delivered to the Escrow Agent, for further delivery to each of the Purchasers at the Closing pursuant to the terms of the Note Escrow Agreement, the following:

     1. One or more certificates evidencing the Notes, registered in the name of such Purchaser, in such denominations as is indicated on Schedule 1 for such Purchaser.

     2. A legal opinion of Bennett Jones, LLP (“Seller’s Counsel”), counsel to the Seller, in the form attached hereto as Exhibit C.

     3. A certificate of an officer of the Seller (the “Officer’s Certificate”), in form and substance satisfactory to the Purchasers, certifying as follows:

     (i) that attached to the Officer’s Certificate is true and complete copy of the Articles of Incorporation of the Seller, as amended, and the Articles of Amendment;

     (ii) that a true copy of the Bylaws of the Seller, as amended to the Closing Date, is attached to the Officer’s Certificate;

     (iii) that attached thereto are true and complete copies of the resolutions of the Board of Directors of the Seller authorizing the execution, delivery and performance of this Agreement and the Related Documents, instruments and certificates required to be executed by it in connection herewith and approving the consummation of the transactions in the manner contemplated hereby including, but not limited to, the authorization and issuance of the Notes, the Note Conversion Shares, the Warrants and the Warrant Shares;

     (iv) the names and true signatures of the officers of the Seller signing this Agreement and all other documents to be delivered in connection with this Agreement;

     (v) such other matters as required by this Agreement; and

     (vi) such other matters as the Purchasers may reasonably request.

     4. A wire transfer representing the Purchasers’ reasonable legal fees and other expenses as described in Section 9.2 hereof; such fee may, at the election of the Purchasers, be paid out of the funds due from the Purchasers at the Closing.

     5. Such other documents as the Purchasers shall reasonably request.

     (b) Seller shall have applied to the TSX Venture Exchange and each U.S. securities exchange, interdealer quotation system and other trading market where its Common Shares are currently listed or qualified for trading or quotation for any necessary approvals for the transactions contemplated herein, the listing or qualification of the Conversion Shares and the Warrant Shares for trading or quotation thereon (which unconditional approvals shall have been received subject only to the subsequent filing of ordinary course documentation) in the time and manner required thereby.

     6.2 Conditions to Obligations of the Seller to Effect the Closing. The obligations of the Seller to effect the Closing and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Seller:

     (a) Each of the Purchasers shall deliver or cause to be delivered to the Seller, at the Closing, (i) payment of the portion of the Purchase Price set forth opposite each Purchaser’s name on Schedule 1, in cash by wire transfer of immediately available funds to an account designated in writing by the Seller prior to the date hereof; (ii) an executed copy of this Agreement; and (iii) such other documents as the Seller shall reasonably request.

ARTICLE VII – INDEMNIFICATION, TERMINATION AND DAMAGES

     7.1 Survival of Representations. Except as otherwise provided herein, the representations and warranties of the Seller and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing Date and shall continue in full force and effect for a period of two (2) years from the Closing Date; provided, however, that the Seller’s warranties and representations under Sections 3.1 (existence;

power; subsidiaries), 3.2 (authorization), 3.13 (Taxes), 3.14 (Interests of Related Parties), 3.19 (Subsidiaries and Investments), 3.20 (Capitalization), and 3.21 (Options, Warrants, Rights), and 3.22 (employment agreements) shall survive the Closing Date and continue in full force and effect without limitation; and further provided that the Seller’s warranties and representations under Section 3.24 (Environmental Matters) shall survive the Closing Date and continue in full force and effect for a period of six (6) years from the Closing Date. The Seller’s and the Purchasers’ warranties and representations shall in no way be affected or diminished in any way by any investigation of the subject matter thereof made by or on behalf of the Seller or the Purchasers.

7.2 Indemnification.

     (a) The Seller agrees to indemnify and hold harmless the Purchasers, their Affiliates, each of their officers, directors, partners, employees and agents and their respective successors and assigns, from and against any losses, damages, or expenses which are caused by or arise out of (i) any breach or default in the performance by the Seller of any covenant or agreement made by the Seller in this Agreement or in any of the Related Documents; (ii) any breach of warranty or representation made by the Seller in this Agreement or in any of the Related Documents; or (iii) any and all third party actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees and expenses) incident to any of the foregoing.

     (b) The Purchasers, severally and not jointly, agree to indemnify and hold harmless the Seller, its Affiliates, each of their officers, directors, partners, employees and agents and their respective successors and assigns, from and against any losses, damages, or expenses which are caused by or arise out of (i) any breach or default in the performance by the Purchasers of any covenant or agreement made by the Purchasers in this Agreement or in any of the Related Documents; (ii) any breach of warranty or representation made by the Purchasers in this Agreement or in any of the Related Documents; and (iii) any and all third party actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees and expenses) incident to any of the foregoing; provided, however, that a Purchaser’s liability under this Section 7.2(b) shall not exceed the Purchase Price paid by such Purchaser hereunder.

     7.3 Limitations on Liability. Notwithstanding anything to the contrary, the liability of the Seller to the Purchasers under Article 7 hereof, or otherwise pursuant to or in any way whatsoever arising out of or in connection with this Agreement or the transactions contemplated herein, shall be limited as follows:

(a)	the maximum aggregate liability of the Seller shall be limited to the amount of the aggregate Purchase Price hereunder and no individual Purchaser shall be entitled to indemnification in an amount exceeding such person’s Purchase Price

(b)	no Purchaser shall be entitled to make a claim of any nature whatsoever against the Seller for indemnification hereunder until the aggregate amount of all damages, losses, liabilities and expenses incurred by such Purchaser equals or exceeds Cdn.$15,000. Once the total of all damages, losses, liabilities and expenses incurred by the Purchaser reaches or exceeds the foregoing threshold, then such Purchaser shall be entitled to make a claim for all damages, losses, liabilities and expenses incurred (for greater certainty, it being agreed that in the event such threshold is reached or exceeded, the indemnitee shall be entitled to recover the first $15,000 of damages, losses, liabilities and expenses and any damages, losses, liabilities and expenses in excess of such amount.

     7.4 Indemnity Procedure. A party or parties hereto agreeing to be responsible for or to indemnify against any matter pursuant to this Agreement is referred to herein as the “Indemnifying Party” and the other party or parties claiming indemnity is referred to as the “Indemnified Party”. An Indemnified Party under this Agreement shall, with respect to claims asserted against such party by any third party, give written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity under this Agreement within sixty (60) business days of the receipt of any written claim from any such third party, but not later than twenty (20) days prior to the date any answer or responsive pleading is due, and with respect to other matters for which the Indemnified Party may seek indemnification, give prompt written notice to the Indemnifying Party of any liability which might give rise to a claim for indemnity; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are materially prejudiced.

     The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving written notice to the Indemnified Party at least fifteen (15) days prior to the time when an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, it may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party’s approval of such counsel, which approval shall not be unreasonably withheld), shall be solely responsible for the expenses of such defense and shall be bound by the results of its defense or settlement of the claim. The Indemnifying Party shall not settle any such claim without prior notice to and consultation with the Indemnified Party, and no such settlement involving any equitable relief or which might have an adverse effect on the Indemnified Party may be agreed to without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). So long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party may pay or settle such claim only at its own expense and the Indemnifying Party will not be responsible for the fees of separate legal counsel to the Indemnified Party, unless the named parties to any proceeding include both parties or representation of both parties by the same counsel would be inappropriate due to conflicts of interest or otherwise. If the Indemnifying Party does not make such election, or having made such election does not, in the reasonable opinion of the Indemnified Party proceed diligently to defend such claim, then the Indemnified Party may (after written notice to the Indemnifying Party), at the expense of the Indemnifying Party, elect to take over the defense of and proceed to handle such claim in its discretion and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. In connection therewith, the Indemnifying Party will fully cooperate with the Indemnified Party should the Indemnified Party elect to take over the defense of any such claim. The parties agree to cooperate in defending such third party claims and the Indemnified Party shall provide such cooperation and such access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to any matter for which indemnification is sought hereunder; and the parties hereto agree to cooperate with each other in order to ensure the proper and adequate defense thereof.

With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party upon the earlier to occur of: (i) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, or if earlier, five (5) days prior to the date that the judgment creditor has the right to execute the judgment; (ii) the entry of an unappealable judgment or final appellate decision against the Indemnified Party; or (iii) a settlement of the claim. Notwithstanding the foregoing, the reasonable expenses of counsel to the Indemnified Party shall be reimbursed on a current basis by the Indemnifying Party. With regard to other claims for which indemnification is payable hereunder, such indemnification shall be paid promptly by the Indemnifying Party upon demand by the Indemnified Party.

ARTICLE VIII – RIGHT OF FIRST OFFER AND RIGHT OF EXCHANGE

     8.1 Right of First Offer. Subject to the provisions of this Agreement, if the Seller desires to issue any Common Shares or securities convertible into or exchangeable for Common Shares or any other equity securities or other securities carrying rights, options or warrants to acquire such securities or shares (in this Article VIII, the “Offered Securities”), it shall first offer, by written notice (in this Article VIII, an “Offer”) to each of the Purchasers (in this Article VIII, an “Offeree”) a right to subscribe for the type of securities (in this Article VIII, the “Offered Securities”) which the Seller desires to issue (the “Proposed Issuance”) at the cash price which the Seller desires to receive per Offered Security (in this Article VIII, the “Offered Price”), on the terms of this Article VIII. Provided, however, that if there is no cash price applicable to a particular Offered Security, the Offer shall specify a cash equivalent issue price as determined by a third party valuator acceptable to the Seller and the Purchasers acting reasonably and in good faith.

     8.2 Terms of First Offer. The number of Offered Securities which shall be offered to each of the Purchasers, as the case may be, for purchase at the Offered Price shall be the number of Offered Securities which, if purchased by the particular Purchaser, would have an aggregate subscription price (the “New Subscription Amount”) equal to 50% of the aggregate subscription price of the particular Purchaser for Notes and Warrants as set out in Schedule 1 hereto. If more than one class or type of securities shall be then offered, the particular Purchaser shall be entitled to allocate the New Subscription Amount as they desire in their discretion among the types of Offered Securities to be issued. For greater certainty, the subscription rights of the Purchasers as contemplated in this Article VIII shall apply regardless of the number or amount of Offered Securities of a particular class or series that the Seller was otherwise planning to issue to third parties in the transactions triggering its obligation to make the Offers, but shall not exceed the maximum dollar amount of the financing that the Seller had otherwise planned to complete (for greater certainty, the available financing room shall be allocated pro rata among the Purchasers desiring to participate based on their respective subscription rights, to the exclusion of third parties). The Offer shall set out the maximum number of each type of Offered

Securities available for purchase by the Offeree, shall limit the time within which the Offer may be accepted (which time shall not be less than 5 trading days from the date of the Offer) and shall limit the time within which any purchase resulting from acceptance of the Offer must be completed (which time shall not be less than 5 trading days nor more than 10 trading days after the date of the Offer) and shall fix the time, date and place for completion of any purchase resulting from acceptance of the Offer.

               If an Offeree does not accept the Offer, or accepts it in respect of less than its maximum available New Subscription Amount for the Offered Securities: (i) the unused subscription rights, expressed in dollars, shall be first offered, for a period of 5 business days, in the relative proportions based on the dollar value of the respective maximum New Subscription Amounts for Offered Securities of those Purchasers who shall have subscribed for the full amount of the Offered Securities to which they were entitled.

     8.3 Purchase by Offeree. If the Offeree accepts the Offer in accordance with the terms hereof, it shall be bound to purchase, take up and pay for, and the Seller shall be bound to issue, the Offered Securities to be purchased by the Offeree in accordance with the foregoing provisions hereof, and the Seller shall promptly advise the Offeree of the number of the Offered Securities to be purchased by the Offeree, whereupon the Seller shall be obliged to deliver to the Offeree at the time, date and place set out in the Offer, certificates representing the Offered Securities registered in the Offeree’s name in a number equal to the number of the Offered Securities to be purchased by it against payment made in full in cash of the aggregate consideration therefor. For greater certainty, the issuances to the Offerees shall be completed at the same time, and the consideration payable shall be received at the same time, as applies to the third party issuances of Offered Securities. Any subsequent or deferred transactions with third parties shall give rise to a new Right of First Offer, as provided herein.

     8.4 Application. The provisions of this Article VIII shall apply only prior to the second anniversary of the date of initial issuance of the Notes and the Warrants but shall apply to any transaction of the Seller initiated prior to such date. Provided, however, that the provisions of this Article VIII shall not apply in respect of any of the following:

8.4.1.	Offered Securities declared and/or paid by the Corporation as dividends or distributions on its outstanding securities;

8.4.2.	Offered Securities of the Corporation issued as consideration for the purchase by the Corporation of property (whether tangible or intangible) in an arm’s length transaction;

8.4.3.	Offered Securities issued or granted by the Corporation in the ordinary and normal course of business to any eligible person pursuant to the Stock Option Plan (including the issuance of Common Shares or other equity securities upon the exercise of stock options issued thereunder) (including, in each case, the issuance of Common Shares pursuant to the exercise of the subscription options or commitments contemplated therein;

8.4.4.	Offered Securities issued or granted by the Corporation in the ordinary and normal course of business as compensation for termination of employment where approved by the independent Directors of the Corporation;

8.4.5.	Offered Securities issued to another Noteholder pursuant to the exercise of their subscription right contemplated in this Article VIII;

8.4.6.	securities of the Seller issued upon the exchange or conversion of exchangeable or convertible securities of the Seller or upon the exercise of rights, options or warrants of the Seller (collectively, “Convertible Securities”), in each case in respect of which the provisions of this Article VIII applied at the time of the issuance of such Convertible Securities; and

securities of the Seller issued in a registered (prospectus qualified in Canada) public offering.

8.5 Transfer. The subscription rights pursuant to this Article VIII shall be freely transferable, subject to compliance with all applicable laws, including, but not limited to the applicable securities laws. The Seller may require, as a condition of allowing such transfer (i) that the Purchaser or transferee of the subscription rights as the case may be, furnish to the Seller a written opinion of counsel that is reasonably acceptable to the Seller to the effect that such transfer may be made without registration under the United States Securities Act and without qualification by prospectus under applicable Canadian securities laws, (ii) that the Purchaser or transferee execute and deliver to the Seller a customary investor representation letter, (iii) that the transferee be an “accredited investor” as defined in Rule 501(a) promulgated under the United States Securities Act or, if applicable, under similar definitions pursuant to Canadian securities laws; and (iv) that the Purchaser deliver to the Seller a written assignment of the subscription rights substantially in the form of Exhibit D hereto duly executed by the Purchaser or its agent or attorney. In the event of a transfer, references to the “Purchasers” for purposes of the determination of the extent of relative subscription rights shall include the holder of Notes at the time such rights arise and references to initial subscription amounts in Schedule 1 hereto shall be deemed to include the holder of a Note with respect to the outstanding principal amount thereof and references to the amounts purchased by the initial Purchasers shall be adjusted to reflect the principal amount transferred.

8.6 Right of Exchange In addition to the subscription rights contemplated by this Article VIII, in the event that the Seller proposes to issue Offered Securities at any time while any amount of indebtedness represented by the Notes remains outstanding, all holders of Notes shall be entitled to exchange all or any portion of the Notes, on a pro rata basis, up to an aggregate amount equal to the maximum amount of Offered Securities intended to be issued by the Seller, for Offered Securities of their choice having an issue price equal to the principal amount of the Notes being surrendered for exchange. Any accrued and unpaid interest on such Notes being exchanged shall be settled in cash at the time of exchange. For greater certainty, the issue price for the Offered Securities to be issued on the exchange shall be the same issue price as applies in the third party transaction(s) then being consummated and otherwise on the same reasonable and customary terms and conditions.

ARTICLE IX — MISCELLANEOUS

     9.1 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement, and further agrees to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

     9.2 Fees and Expenses. The Seller shall be responsible for the payment of up to an aggregate of $45,000 of the legal fees (exclusive of GST and disbursements) and other third-party expenses of the Purchasers relating to the preparation and negotiation of this Agreement and the Related Documents and the consummation of the transactions contemplated herein and therein, unless otherwise agreed by the Seller in writing.

     9.3 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a business day or later than 5:00 p.m. (New York City time) on any business day, or (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service such as Federal Express. The address for such notices and communications shall be as follows: If to the Purchasers at each Purchaser’s address set forth under its name on Schedule 1 attached hereto, or with respect to the Seller, addressed to:

Genoil Inc.
Suite 650 – 101 6th Avenue
Calgary, Alberta
T2P 3P4
Attention: Chief Executive Officer
Facsimile No.: (403) 290-0592

or to such other address or addresses or facsimile number or numbers as any such party may most recently have designated in writing to the other parties hereto by such notice. Copies of notices to the Seller shall be sent to Bennett Jones, LLP, 4500 Bankers Hall East, 855 2nd Street SW, Calgary Alberta, Canada T2P 4K7, Fax (403) 265-7219. Copies of notices to any Purchaser shall be sent to the addresses, if any, listed on Schedule 1 attached hereto.

     Unless otherwise stated above, such communications shall be effective when they are received by the addressee thereof in conformity with this Section. Any party may change its address for such communications by giving notice thereof to the other parties in conformity with this Section.

     9.4 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the Province of Ontario without reference to the conflicts of laws principles thereof.

     9.5 Jurisdiction and Venue. This Agreement shall be subject to the exclusive jurisdiction of the Superior Court of Justice at Toronto, Ontario and if such court does not have proper jurisdiction, such other courts of the Province of Ontario. The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the Province of Ontario by virtue of a failure to perform an act required to be performed in the Province of Ontario and irrevocably and expressly agree to submit to the jurisdiction of the Courts of the Province of Ontario for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in Toronto, Ontario, and further irrevocably waive any claim that any suit, action or proceeding brought in the Courts of the Province of Ontario has been brought in an inconvenient forum. Each of the parties hereto consents to process being served in any such suit, action or proceeding, by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 9.5 shall affect or limit any right to serve process in any other manner permitted by law.

     9.6 Successors and Assigns. This Agreement is personal to each of the parties and may not be assigned without the written consent of the other parties; provided, however, that any of the Purchasers shall be permitted to assign this Agreement to any Person to whom it assigns or transfers securities or rights issued or issuable pursuant to this Agreement. Any assignee must be an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act and under Ontario Securities Commission Rule 45-501 and CSA Multilateral Instrument 45-103, as applicable.

     9.7 Severability. If any provision of this Agreement, or the application thereof, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall continue in full force and effect and in no way be affected, impaired or invalidated.

     9.8 Entire Agreement. This Agreement and the other agreements and instruments referenced herein constitute the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings.

     9.9 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law, or in equity on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

     9.10 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written agreement signed by the Seller and the holders of greater than 50% of (a) the principal amount of the Notes then outstanding (a “Purchaser Majority”), and such waiver or amendment, as the case may be, shall be binding upon all Purchasers. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. This Agreement may not be amended or supplemented by any party hereto except pursuant to a written amendment executed by the Seller and the holders of a Purchaser Majority. No amendment shall be effected to impact a holder of Notes in a disproportionately adverse fashion without the consent of such individual holder of Notes. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of this Agreement or any of the Related Documents unless the same consideration is also offered to all of the parties to this Agreement or the Related Documents.

     9.11 No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

     9.12 Construction of Agreement; Knowledge. For purposes of this Agreement, the term “knowledge,” when used in reference to a corporation means the knowledge of the directors and executive officers of such corporation (including, if applicable, any person designated as a chief scientific, medical or technical officer) assuming such persons shall have made inquiry that is customary and appropriate under the circumstances to which reference is made, and when used in reference to an individual means the knowledge of such individual assuming the individual shall have made inquiry that is customary and appropriate under the circumstances to which reference is made.

     9.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

     9.14 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     9.15 Waiver of Trial by Jury. THE PARTIES HERETO IRREVOCABLY WAIVE TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING RELATING TO THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     9.16 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement or any Related Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any such agreement. Nothing contained herein or in any Related Documents, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by such agreement. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Related Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

GENOIL INC.

By:	/s/ Douglas Monaghan

I have authority to bind the corporation.
Name: Douglas Monaghan
Title: Vice President, Engineering

\

Schedule 1

Genoil Inc.
Note Purchase Agreement

Purchasers and Principal Amount of Notes and Warrants

	Principal		Number of
	Amount of	Purchase Price	Shares
	Notes	of Notes	Underlying	Purchase Price
Name, Address and Fax Number of	Purchased at	Payable at	Warrants	of Related
Purchaser; Jurisdiction of	Closing	Closing	Purchased at	Warrant
Governance/Formation	(Cdn.$)	(Cdn.$)	Closing	(Cdn.$)
North Sound Legacy Fund LLC
c/o North Sound Capital LLC 53 Forest Avenue, Suite 202 Old Greenwich, CT 06870 Delaware	$98,056	$89,699.05	55,713	$8,356.95

North Sound Legacy Institutional Fund LLC
c/o North Sound Capital LLC 53 Forest Avenue, Suite 202 Old Greenwich, CT 06870 Delaware	$1,372,784	$1,255,785.35	779,991	$116,998.65

North Sound Legacy International Ltd.
c/o North Sound Capital LLC 53 Forest Avenue, Suite 202 Old Greenwich, CT 06870 British Virgin Islands	$3,431,960	$3,139,463.45	1,949,977	$292,496.55

SDS Capital Group SPC, Ltd.
53 Forest Avenue, Suite 202 Old Greenwich, CT 06870 Cayman Islands	$428,995	$392,432.95	243,747	$36,562.05

	Principal		Number of
	Amount of	Purchase Price	Shares
	Notes	of Notes	Underlying	Purchase Price
Name, Address and Fax Number of	Purchased at	Payable at	Warrants	of Related
Purchaser; Jurisdiction of	Closing	Closing	Purchased at	Warrant
Governance/Formation	(Cdn.$)	(Cdn.$)	Closing	(Cdn.$)
Sidney B. Lifschultz 1992 Family Trust
220 Hommocks Road, Larchmont, New York 10538	$153,212.50	$140,154.55	87,053	$13,057.95

Sidney B. Lifschultz 8th Trust
220 Hommocks Road, Larchmont, New York 10538	$91,927.50	$84,092.70	52,232	$7,834.80

David K. Lifschultz
220 Hommocks Road, Larchmont, New York 10538	$61,285	$56,061.85	34,821	$5,223.15

TOTALS	$5,638,220	$5,157,689.90	3,203,534	$480,530.10

SCHEDULE 3.10

There are is no action, suit, proceeding, judgment, claim or investigation pending that could reasonably be expected to have a Material Adverse Effect on Genoil.

SCHEDULE 3.11 (d)

Option Schedule:

Outstanding options (aggregate) are continuously updated in public filings of financial statements. A current list of the option holders (this list is never publicly disclosed, nor is to be in the future) is as follows:

By Individual	Number	Avge Price
Donald Boykiw	100,000	$0.10
Thomas Bugg	5,000,000	$0.12
Harley Mintz	490,000	$0.12
Hannu Salokangas	750,000	$0.10
Paul Costinel	733,334	$0.10
Brian Korney	400,000	$0.25
David Lifschultz	7,700,000	$0.11
Alfred Oxenfeldt	700,000	$0.14
Michael Tanzer	900,000	$0.13
Debbie Granley	66,000	$0.12
Lawrence Lifschultz	500,000	$0.10
Stefan Romocki	1,780,000	$0.13
John O’Donnell	500,000	$0.13
Martin Gwynne	349,904	$0.23
Amy Stephenson	77,500	$0.19
Warren Shimmerlik	300,000	$0.19
Doug Monaghan	1,900,000	$0.14
Wayne Hess	500,000	$0.16
Mohamed Bekheet	550,000	$0.21
Candida Beaumont	1,000,000	$0.20

	24,296,738

Issuance of Shares:

The issuance of shares of Genoil is documented regularly in public filings of financial statements. Since the date of the last financial statements (September 30, 2004) the only shares that have been issued are as follows:

Issued to:	Number of Shares	Proceeds (Debt)	Notes
Lifschultz Terminals & Leasing	1,823,333	$284,000	Shares for Debt
Geopetrol Resources Ltd.	1,108,259	$168,147	Shares for Debt
David Lifschultz	520,833	$140,625	Shares for Debt (Salary for 9 months of 2004)
Tom Bugg	520,833	$140,625	Shares for Debt (Salary for 9 months of 2004)
Bennett Jones LLP	277,778	$75,000	Shares for Debt
David Lifschultz	134,615	$35,000	Shares for Debt (Directors fee for 2004)
Larry Lifschultz	134,615	$35,000	Shares for Debt (Directors fee for 2004)
Tom Bugg	134,615	$35,000	Shares for Debt (Directors fee for 2004)
John O’Donnell	134,615	$35,000	Shares for Debt (Directors fee for 2004)
Harley Mintz	134,615	$35,000	Shares for Debt (Directors fee for 2004)
Brian Korney	100,000	$13,000	Option Exercise
Debbie Granley	34,000	$3,400	Option Exercise
Hannu Salokangas	333,334	$33,333	Option Exercise
Paul Costinel	200,000	$20,000	Option Exercise
David Boxer	27,623	$4,143	Warrant Exercise
Phyllis Schwartz	14,006	$2,100	Warrant Exercise
Andrew Cohen	14,006	$2,100	Warrant Exercise
Beverly Koval	14,006	$2,100	Warrant Exercise
Neil Fang	13,811	$2,071	Warrant Exercise
Dolores DeVito	13,811	$2,071	Warrant Exercise
M. Zivotovsky	13,811	$2,071	Warrant Exercise
M. Zivotovsky	13,811	$2,071	Warrant Exercise
James Tenney	27,623	$4,143	Warrant Exercise

Issued to:	Number of Shares	Proceeds (Debt)	Notes
Sam Keller	13,811	$2,071	Warrant Exercise
Baron H.S. Strouth	120,000	$18,000	Warrant Exercise
Marc Bickler	56,027	$8,404	Warrant Exercise
George Wallace	55,247	$8,287	Warrant Exercise

Director and Officer Compensation:

As of 2004, the Directors of Genoil receive annual compensation of $35,000. This is payable in cash or shares priced at market.

The CEO draws a salary of $187,500 per year. This is payable in cash or shares priced at market. This salary has been paid to September 30, 2004.

The former President of Genoil will continue to draw a salary of $187,000 per year until June 30, 2006. This is payable to Geopetrol Resources Ltd. (holding company) in common shares of Genoil at the end of each month priced at market with the maximum available discount. This salary has been paid to September 30, 2004.

SCHEDULE 3.11e

Stainless Steel currently in possession of ACS Engineering is subject to a Lien in favour of the Lifschultz Family Trust as security for a loan.

Additionally, Genoil currently has debts outstanding to Lifschultz Terminal Leasing Inc. in connection with credit previously extended in the maximum amount of $900,000.

Other than as disclosed herein, Genoil does not have any liens on its assets, nor has it made any loans, capital contribution to or investment in any Person in an aggregate amount that exceeds $25,000.

SCHEDULE 3.15

Beau Canada Exploration Ltd.

A royalty of 3% of consolidated revenues was granted to Beau Canada Exploration Ltd. (subsequently acquired by Murphy Canada Exploration Company). This was granted in November 2000, and applied to most of the technologies and assets in the Company at the time, but did not apply to new technologies brought into the Company or developed by the Company.

As no revenue was ever generated from these original patents, no royalty has ever been paid. Unless significant resources are put into developing these technologies, it is not expected that they will ever generate material revenues.

Velox Corporation

Genoil has a perpetual, worldwide right to manufacture, market, lease, sell and otherwise exploit, in relation to the oil and gas industry, any of the Velox patented technologies related to cyclonic separation. The royalty payable is equal to US$250 per tube sold by Genoil.

In addition, Genoil owns 50% of the outstanding common shares of Velox Corporation, which effectively reduces any royalty payable by half.

SCHEDULE 3.17

No Shareholders, optionholders or other securityholders of the Seller have preemptive rights in respect of the Notes, the Warrants, the Note Conversion Shares or the Warrant Shares to be issued in this transaction.

SCHEDULE 3.19

Genoil owns 50% of the outstanding shares of Velox Corporation, which would be considered a subsidiary.

In addition, the contract signed with Silver Eagle Refining Corporation of Salt Lake City, Utah, could be considered a joint venture as there will be a sharing of capital costs of the project, as well as sharing of incremental revenues derived from the project.

SCHEDULE 3.21

Current outstanding option table is detailed in Schedule 3.11. There are 3,171,418 warrants outstanding, as per the September 30, 2004 financial statements. These have been issued in conjunction with previous equity offerings.

SCHEDULE 3.22

Each employee of Genoil signs an Employment Agreement. The main purpose of these agreements, aside from outlining salary and benefits is the secrecy and non-disclosure components of them. There are no acceleration provisions of any sort in any of the agreements that would be triggered by this transaction.

All employee contracts have a clause that allows Genoil to terminate employment with reasonable notice.

David Lifschultz has an employment contract as the Chief Executive Officer of Genoil. This contract is for an indeterminate term, with an annual salary of $187,500 and participation in option and bonus plans subject to board of director discretion. Termination without cause will trigger a payment equal to 18 months of salary. Following such termination, Mr. Lifschultz would be subject to a 12 months non-compete clause.

SCHEDULE 3.24

Nil.

SCHEDULE 3.26

No broker, finder or investment banker is entitled to any fee or commission in connection with this transaction.